Exhibit 99.1

TherapeuticsMD Completes Transaction to License its Products to Mayne Pharma

- Mayne Pharma gains exclusive U.S. commercialization rights for TXMD’s products and acquires certain assets -

- TXMD received approximately $153.1 million at closing; portion of proceeds used to repay all outstanding indebtedness under Sixth Street facility and redeem all outstanding preferred equity -

- TXMD is eligible to receive up to $30.0 million in milestone payments and a minimum of $42.6 million in royalty payments -

BOCA RATON, Fla. – January 3, 2023 — TherapeuticsMD, Inc. (NASDAQ: TXMD) (“TherapeuticsMD,” “TXMD” or the “Company”), an innovative, leading women’s healthcare company, today announced that it has completed its previously announced transaction with Mayne Pharma Group Limited (“Mayne Pharma”), an ASX-listed specialty pharmaceutical company focused on commercializing novel and generic pharmaceuticals, pursuant to which TXMD granted Mayne Pharma an exclusive license to commercialize TXMD’s products in the United States. In addition, TXMD sold certain assets to Mayne Pharma to enable it to commercialize the products.

Total consideration paid to TXMD included an upfront cash payment of $140.0 million for the license grant and sale of certain assets, plus an additional approximately $13.1 million for the acquisition of net working capital and prepaid royalties. In addition, TXMD is eligible to receive up to $30.0 million in milestone payments as well as royalties on net sales of between 7.5% and 8.0%, for a period of 20 years, with minimum annual royalties of $3.0 million per year for 12 years, adjusted for inflation at an annual rate of 3%, subject to certain further adjustments. The approximately $1.0 million in prepaid royalties paid at closing will reduce the first four quarterly royalty payments that would have otherwise been payable to TXMD.

The Company used a portion of the proceeds to repay all obligations under the Company’s Financing Agreement with Sixth Street Specialty Lending, Inc. In addition, the Company also redeemed all 29,000 outstanding shares of its Series A Preferred Stock at a purchase price of $1,333 per share and paid certain affiliates of Rubric Capital Management LP (“Rubric”) approximately $3.0 million as a make-whole payment pursuant to the subscription agreements previously entered into between the Company and Rubric.

“We are pleased to have completed this transaction with Mayne Pharma, which enabled us to repay our debt, redeem our preferred stock and provide our common shareholders with value from ongoing royalty revenue streams for decades to come,” said The Honorable Tommy Thompson, Executive Chairman of TherapeuticsMD. “With their experience and commercial capabilities, we are confident that Mayne Pharma will be a good steward of our products.”

In connection with the closing of the transaction, Mr. Paul M. Bisaro, Ms. Karen L. Ling, Mr. Jules A. Musing and Mr. Angus C. Russell resigned from the Company’s board of directors. In addition, Mr. Marlan Walker, the Company’s General Counsel, was appointed as the Company’s Principal Executive Officer, succeeding Dr. Brian Bernick and Mr. Mark Glickman.

Advisors

Greenhill & Co., LLC served as financial advisor and DLA Piper LLP (US) served as legal counsel to TherapeuticsMD.

About TherapeuticsMD, Inc.

TherapeuticsMD, Inc. is an innovative, leading healthcare company, focused on developing and commercializing novel products exclusively for women. TherapeuticsMD’s products are designed to address the unique changes and challenges women experience through the various stages of their lives with a therapeutic focus in family planning, reproductive health, and menopause management. TherapeuticsMD is committed to advancing the health of women and championing awareness of their healthcare issues. To learn more about TherapeuticsMD, please visit https://www.therapeuticsmd.com/ or follow us on Twitter: @TherapeuticsMD and on Facebook: TherapeuticsMD.

Cautionary Notes Regarding Forward Looking Statements

Certain statements in this communication, including, without limitation, statements regarding expectations with regard to the financial impact of the transaction on the Company, future potential milestone and royalty payments, plans and objectives, and management’s beliefs, expectations or opinions, may contain forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to future, not past, events and often address expected future actions and expected future business and financial performance. Forward-looking statements may be identified by the use of words such as “believe,” “will,” “should,” “estimate,” “anticipate”, “potential,” “expect,” “intend,” “plan,” “may,” “subject to,” “continues,” “if” and similar words and phrases. These forward-looking statements are not guarantees of future events and involve risks, uncertainties and assumptions that are difficult to predict.

Actual results, developments and business decisions may differ materially from those expressed or implied in any forward-looking statements as a result of numerous factors, risks and uncertainties over which the Company has no control. Important factors that could cause actual results, developments and business decisions to differ materially from forward-looking statements are described in the sections titled “Risk Factors” in the company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as well as reports on Form 8-K, and include the following: Whether Mayne Pharma will be successful at commercializing the licensed and acquired products; whether the company is successful in winding down its operations and the costs associated therewith, including the company’s ability to obtain any additional financing necessary therefor; the company’s ability to remain listed on Nasdaq; the impact of product liability lawsuits; the impact of leadership transitions; and the volatility of the trading price of the company’s common stock.

Forward-looking statements reflect the views and assumptions of management as of the date of this communication with respect to future events. The Company does not undertake, and hereby disclaims, any obligation, unless required to do so by applicable laws, to update any forward-looking statements as a result of new information, future events or other factors. The inclusion of any statement in this communication does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

Contact

Lisa M. Wilson

In-Site Communications, Inc.

212-452-2793

lwilson@insitecony.com

TherapeuticsMD

561-961-1900

IR@TherapeuticsMD.com